Exhibit 99.1

SandRidge Permian Trust Announces Update on NYSE Delisting

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

                                                                                                                                                              News Release

For Immediate Release

HOUSTON, Texas September 9, 2020 — SANDRIDGE PERMIAN TRUST (NYSE: PER) today announced that it has received notification from the New York Stock Exchange (“NYSE”) of its determination to suspend trading of the Trust’s units of beneficial interest (the “Trust units”), effective as of the close of trading on September 8, 2020, and to initiate proceedings to delist the Trust units. The determination to commence the delisting proceeding results from the Trust’s inability to satisfy the continued listing compliance standards set forth under Rule 802.01C of the NYSE Listed Company Manual because the average closing price of the Trust units fell below $1.00 over a 30 consecutive trading-day period that ended December 24, 2019, and the Trust was unable to regain compliance with the applicable standards within a cure period that concluded on September 5, 2020.

As a result of the suspension, the Trust expects that the Trust units will begin trading on September 9, 2020 under the symbol “PERS” on the OTC Pink Market, which is operated by OTC Markets Group Inc. (“OTC Pink”). To be quoted on OTC Pink, a market maker must sponsor the security and comply with SEC Rule 15c2-11 before it can initiate a quote in a specific security. OTC Pink is a significantly more limited market than the NYSE, and the quotation of the Trust units on OTC Pink may result in a less liquid market available for existing and potential unitholders and could further depress the trading price of the Trust units. There is no assurance that an active market in the Trust units will develop on OTC Pink.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the Trust’s expectations regarding the timing of the transition of the quotation of the Trust units to OTC Pink and expectations regarding the trading of the Trust units on OTC Pink. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Avalon Energy, LLC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in common units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the period ended June 30, 2020, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Permian Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
601 Travis Street, 16th Floor
Houston, Texas 77002
Sarah Newell
1(512) 236-6555